Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

PGIM CREDIT INCOME FUND

This Certificate of Trust of PGIM Credit Income Fund (the “Trust”), dated as of July 24, 2023, is being duly executed and filed by the undersigned, being the sole trustee of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

1.             Name. The name of the statutory trust is PGIM Credit Income Fund.

2.             Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

3.             Registered Office and Registered Agent. The Trust’s registered office in the State of Delaware is located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Trust for service of process at such address is The Corporation Trust Company.

4.             Effective Date. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust in accordance with the Act.

TRUSTEE:

/s/ Chuck Bewalder
Name:	Chuck Bewalder,
as Trustee and not individually